Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2014, relating to the consolidated financial statements and financial statement schedules of Trulia, Inc. appearing in the Annual Report on Form 10-K/A of Trulia, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 10, 2014